EXHIBIT 15.1

Letter Re Unaudited Interim Financial Information

May 11, 2005

MacroPore Biosurgery, Inc.
6740 Top Gun Street
San Diego, CA  92121

Re:  Registration Statement No. 333-82074 and No. 333-122691

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 6, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

San Diego, California